Exhibit 15.3

                                                                                                                        June 14, 2006

To:    The Board of Directors

          Storm Cat Energy Corporation

Consent of Independent Reservoir Engineers

We hereby consent to the incorporation by reference in the Registration Statements of Storm Cat Energy Corporation (“Storm Cat”) and its subsidiaries on Form F-3 (File No. 333-130688) and Form S-8 (File No. 333-129765) of the reference to Sproule Associates Inc. and the inclusion and incorporation by reference of information derived from our report evaluating Storm Cat’s petroleum and natural gas reserves, as of December 31, 2004, in the Annual Report on Form 20-F for the year ended December 31, 2005 of Storm Cat and its subsidiaries filed with the Securities and Exchange Commission.

Sincerely,

/s/ R. Keith MacLeod

R. Keith MacLeod, P.Eng.
Executive Vice-President